UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 11, 2011

EURO SOLAR PARKS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-1478176	26-3866816
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

81 Elmwood Avenue Ho-Ho-Kus, N.J. 07423	07423
(Address of Principal Executive Offices)	(Zip Code)

1-917-868-6825
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5. Corporate Governance and Management

Item 5.01 Changes in Control of Registrant

On May 11, 2011, the registrant Euro Solar Parks, Inc. (the “Company” or also “ESLP”) was informed, that its majority shareholder Agromerkur AG, a Swiss private holding company, has sold its entire stake of 43,500,000 of common shares of ESLP to Greenfield Investments Ltd. Mr. Richard C. Ritter is the director of and beneficial owner of stock owned by Greenfield Investments Ltd

Agromerkur AG and Greenfield Investments Ltd. entered into a share purchase agreement on May 04, 2011 which was finally executed and completed on May 11, 2011. As a result of this agreement, 43,500,000 common shares of ESLP were sold in a single block and transferred from Agromerkur AG to Greenfield Investments Ltd. on May 11, 2011. Greenfield Investments Ltd. acquired the shares subject to the share purchase agreement at $0.001 par value per share.

Agromerkur AG was one of the founding shareholders of ESLP and acquired its stake through a Regulation D Rule 506 offering, which was filed with the Commission on December 07, 2009. Mr. Hans Wadsack is the director of and beneficial owner of stock owned by Agromerkur AG.

Greenfield Investments Ltd. is a private holding company limited by shares, incorporated in the State of Brunei Darussalam. Greenfield Investments Ltd. acquired the 43,500,000 shares in cash by using its own free investment funds. After this transaction, Greenfield Investments Ltd. owns 43,500,000 of common shares of ESLP, which represents 69.9% of the registrant’s total shares issued and outstanding.

No arrangements among members of both the former and new control groups and their associates with respect to election of directors or officers or other matters were reported to the registrant’s board of directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.

EURO SOLAR PARKS, INC.

Dated: May 13, 2011	By: /s/ Dimitrios Argyros
Dimitrios Argyros
Chief Executive Officer/Chief Financial Officer